June 9, 1994




   Securities and Exchange Commission
   Judiciary Plaza
   450 Fifth Street, N.W.
   Washington, D.C. 20549

             Re:  Petroleum Heat and Power Co., Inc.
                  Registration Statement on Form S-8
                  ----------------------------------

   Dear Sirs:

             As special counsel to Petroleum Heat and Power Co., Inc., a Minnesota corporation (the "Company"), we have been requested to render this opinion for filing as Exhibit 5.1 to the Company's registration statement on Form S-8, which is being filed with the Securities and Exchange Commission on or about June 9,1994 (the "Registration Statement").

             The Registration Statement covers 1,000,000 shares (the "Shares") of Class A Common Stock of the Company, which may be sold by the Company upon the exercise of options to be granted pursuant to the Company's 1994 Stock Option Plan (the "Plan") filed as Exhibit 10.1 to the Registration Statement.

             We have examined the Company's Articles of Incorporation, as amended, the Company's By-Laws, as amended, the Plan, and related minutes of action taken by the Board of Directors of the Company. In the foregoing examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies of originals.

             Based upon the foregoing, we are of the opinion that when the Shares are sold in the manner and for the considerations described in the Plan, the Shares will be validly issued, fully paid and non-assessable.










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          Securities and Exchange
          Commission                    - 2 -                  June 9, 1994



             We hereby consent to the filing of this opinion as
   Exhibit 5.1 to the Registration Statement.

                                 Very truly yours,


                                 PHILLIPS, NIZER, BENJAMIN,
                                 KRIM & BALLON